EXHIBIT 99.1

First Horizon National Corporation Reports Financial Results for Second Quarter 2005

 -- Retail/Commercial Banking pre-tax income increased 17 percent to $115.7 million
 -- Mortgage Banking earnings were impacted by increased impairment and the timing of revenue recognition
 -- A flatter yield curve unfavorably impacted net interest margin and the demand for fixed income securities
 -- Commercial loans grew 31 percent over second quarter 2004
 -- Retail loans grew 11 percent over second quarter 2004
 -- Retail/Commercial Banking deposits grew 12 percent over second quarter 2004 to $10.6 billion
 -- Net charge-off ratio decreased to 23 basis points from 30 basis points last year
 -- Home purchase-related originations grew 28 percent and
    represented 63 percent of total originations
 -- Capital markets fee income from other products grew 10 percent over second quarter 2004

MEMPHIS, Tenn., July 18, 2005 (PRIMEZONE) -- First Horizon National Corporation (NYSE:FHN) announced earnings of $102.7 million, or $.80 diluted earnings per share for second quarter 2005. This compares to 2004's second quarter earnings of $118.4 million, or $.92 diluted earnings per share. For the six months ended June 30, 2005, earnings were $211.9 million or $1.65 diluted earnings per share, compared to $237.7 million or $1.84 diluted earnings per share for 2004.

Second quarter 2004 earnings included the adoption of SAB No. 105, which prohibited the inclusion of estimated servicing cash flows within the valuation of interest rate lock commitments. Prior to that time, FHN included a portion of the value of the associated servicing cash flows when recognizing loan commitments at inception and throughout their lives. The adoption of SAB No. 105 created an accounting change in second quarter 2004 and lowered earnings by $8.4 million and diluted earnings per share by $0.04. While this impact was a one-time change and doesn't affect the ongoing economic value of the business, it can create quarterly volatility due to the timing of revenue recognition as experienced this quarter.

"With the exception of a timing issue related to mortgage revenue, second quarter came in basically flat to first quarter 2005 and in line with our expectations given the recent developments in the operating environment," said Ken Glass, Chairman and CEO. "The positive financial impact of the pick-up in mortgage originations due to higher refinance activity in the overall market will be felt in the third quarter while the related increase in impairment expense hit us in second quarter."

Glass continued, "Our fundamentals are strong, and we continue to make good strategic progress. The second half of 2005 should show growth over last year as earnings enhancements are implemented to offset the impact of today's flatter yield curve environment."

Return on average shareholders' equity and return on average assets were 19.6 percent and 1.14 percent, respectively, for second quarter 2005 compared to 25.5 percent and 1.75 percent for second quarter 2004. For the six months ended June 30, 2005, return on average shareholders' equity and return on average assets were 20.7 percent and 1.21 percent, respectively, compared to 25.5 percent and 1.83 percent for the same period in 2004.

Total assets were $37.2 billion and shareholders' equity was $2.2 billion on June 30, 2005, compared to $27.3 billion and $1.9 billion, respectively, on June 30, 2004.

PERFORMANCE HIGHLIGHTS

Retail/Commercial Banking

Pre-tax income for Retail/Commercial Banking increased 17 percent to $115.7 million for second quarter 2005, compared to $99.3 million for second quarter 2004. Retail/Commercial Banking contributed 77 percent of total pre-tax income in second quarter 2005 compared to 59 percent in second quarter 2004. Total revenues increased 16 percent to $334.5 million for second quarter 2005 compared to $288.7 million for second quarter 2004.

Net interest income increased 26 percent to $211.4 million in second quarter 2005 from $167.3 million in second quarter 2004. The increase in 2005's net interest income is primarily attributable to 20 percent total loan growth with commercial loans growing 31 percent to $8.5 billion from $6.5 billion and retail loans growing 11 percent to $9.3 billion from $8.3 billion. This growth resulted from expansion of the sales force which increased market share in the core bank, as well as cross-sell opportunities in FHN's national markets where we have a substantial mortgage presence. Total deposits increased 12 percent or $1.1 billion over second quarter 2004. Retail/Commercial Banking's net interest margin for second quarter 2005 was held stable compared to second quarter 2004 by minimizing loan rate spread compression caused by competitive pricing while successfully increasing spreads on deposits in conjunction with fed rate increases.

Noninterest income remained relatively flat at $123.1 million in second quarter 2005 compared to $121.4 million in second quarter 2004. Second quarter 2005 noninterest income included $8.4 million net revenue from sales and securitizations of real estate residential loans. This was reduced by $5.2 million resulting from a write-off of the net capitalized expenses on HELOC's held for sale that prepaid faster than anticipated. In second quarter 2004, noninterest income included revenue from loan sales and securitizations of $4.0 million. Merchant processing income increased 20 percent in second quarter 2005, or $3.8 million, reflecting increased volume from existing customers as well as an expanded customer base.

The provision for loan losses increased to $15.6 million in second quarter 2005 from $12.3 million last year as the loan portfolio has grown by 20 percent since second quarter 2004. During this time net charge-offs decreased to $10.3 million from $11.0 million. However, the ratio of allowance to total loans continued to decline as the risk profile of both the retail and commercial loan portfolios improved. The risk profile of the retail loan portfolio improved as the mix shifted to a greater concentration of high credit score products. The risk profile of the commercial loan portfolio improved as indicated by current lower levels of total watch and classified loans.

Noninterest expense was $203.2 million in second quarter 2005 compared to $177.1 million last year. The growth in noninterest expense was due to higher personnel and advertising costs which were largely attributable to national expansion initiatives. As total revenue grew 16 percent and noninterest expense grew 15 percent, the efficiency ratio improved to 60.7 percent in second quarter 2005 from 61.4 percent in second quarter 2004.

Mortgage Banking

Pre-tax income for Mortgage Banking decreased 22 percent to $38.0 million for second quarter 2005, compared to $48.8 million for second quarter 2004. Total revenues were $155.4 million in second quarter 2005, a decrease of 7 percent from $167.5 million in second quarter 2004.

Net interest income decreased 15 percent to $37.7 million in second quarter 2005 from $44.4 million in second quarter 2004 as the flattening of the yield curve resulted in compression of the spread on the warehouse. Spread on the warehouse was 2.66 percent in second quarter 2005 compared to 3.84 percent for the same period in 2004.

Noninterest income decreased 4 percent to $117.7 million in second quarter 2005 compared to $123.1 million in second quarter 2004. Noninterest income consists primarily of mortgage banking-related revenue, net of costs, from the origination and sale of mortgage loans, fees from mortgage servicing and mortgage servicing rights (MSR) net hedge gains or losses. Mortgage servicing noninterest income is net of amortization, impairment and other expenses related to MSR and related hedges.

Mortgage loan origination volumes in second quarter 2005 were $9.5 billion compared to $8.9 billion in 2004 driven by an increase in home purchase related originations, which grew 28 percent from second quarter 2004. This increase demonstrates FHN's success in executing its strategy to grow the purchase market and was the result of an expanded sales force which increased 20 percent and includes almost 2,000 relationship managers today. Refinance activity represented 37 percent of total originations during second quarter 2005 compared to 47 percent last year. Loans delivered into the secondary market decreased 8 percent to $8.7 billion. Net revenue from mortgage loans sold decreased 3 percent to $95.6 million from $99.1 million in second quarter 2004. Reflecting strong origination performance in the latter part of the quarter the warehouse and pipeline of mortgage products increased $.8 billion and $1.6 billion, respectively over second quarter 2004.

The mortgage-servicing portfolio grew 26 percent to $90.8 billion on June 30, 2005, from $72.2 billion on June 30, 2004, including approximately $11 billion of loans for which the servicing rights were acquired in 2004. Total fees associated with mortgage servicing increased 28 percent to $68.4 million reflecting this growth. In addition, the growth in the servicing portfolio and rising interest rates led to an 18 percent increase in capitalized mortgage servicing rights and an 18 percent, or $6.8 million, increase in amortization expense compared to second quarter 2004. The total $8.1 million decrease in net servicing revenues consists of these and several other factors, including an unfavorable $23.9 million impact from MSR impairment charges. This unfavorable variance is primarily a result of a $15.4 million reduction in impairment in second quarter 2004 resulting from the restratification of the servicing portfolio tranches due to the impact that rising interest rates had on the predominant risk characteristics of the MSR portfolio at that time. In addition, net servicing revenues were impacted by an increase of $7.8 million in net hedge gains.

Noninterest expense remained stable at $117.2 million in second quarter 2005 compared to $118.7 million in second quarter 2004 as expense efficiencies were offset by the increased production.

Capital Markets

Pre-tax earnings declined from $25.0 million in second quarter 2004 to $6.9 million in second quarter 2005 due to a reduction in fixed income securities sales to depository customers, net of a related decline in commissions and incentives, and a decrease in net interest income. Significant uncertainties within the investment community regarding interest rates and other economic factors continue to cause fixed income investors to reduce their purchases. Total revenues were $89.6 million in second quarter 2005, a decrease of 13 percent from $103.0 million in second quarter 2004.

Revenues from fixed income sales to depository investors fell $12.4 million while non-depository revenues increased $5.0 million or 21 percent. Non-depository revenues increased to 29 percent of total noninterest income in second quarter 2005 from 23 percent in second quarter 2004, primarily as a result of the acquisition of the fixed income business of Spear, Leeds and Kellogg (SLK) in first quarter 2005. Revenues from other fee sources include fee income from activities such as loan sales, investment banking, equity research, portfolio advisory and the sale of bank-owned life insurance. Revenue from other fee sources represented 49 percent of total noninterest income in second quarter 2005 compared to 43 percent in second quarter 2004 and increased 10 percent to $49.5 million from $44.8 million, primarily due to increased fees from loan sales.

Net interest income decreased $10.7 million primarily due to the flattening of the yield curve, resulting in compression of the spread on capital markets securities inventory, and due to an incremental equity charge of $4.6 million related to the capital requirements of the SLK acquisition.

Noninterest expense increased 6 percent or $4.7 million, primarily due to increased costs resulting from the acquisition of SLK.

Corporate

The Corporate segment's results yielded a pre-tax loss of $10.5 million in second quarter 2005 compared to a pre-tax loss of $3.5 million in second quarter 2004. The second quarter 2005 results include $3.6 million dividend expense on $300 million of noncumulative perpetual preferred stock issued in first quarter 2005, while the second quarter 2004 results include $2.9 million in security gains due to portfolio restructurings and venture capital gains.

AVERAGE BALANCE SHEET

Total average assets increased 33 percent to $36.3 billion for second quarter 2005. Total loans increased 20 percent to $17.8 billion as commercial loans grew 31 percent and retail loans increased 11 percent. Loans held for sale increased 29 percent to $6.1 billion. Interest-bearing core deposits increased 13 percent. Total core deposits increased 10 percent to $12.0 billion, reflecting expansion strategies which emphasize a focus on convenient hours, free checking and targeted financial center expansion. Purchased funds increased 65 percent to $17.8 billion. Average shareholders' equity increased 12 percent in second quarter 2005.

The consolidated net interest margin was 3.06 percent for second quarter 2005 compared to 3.63 percent for second quarter 2004. This compression in the margin occurred as the spread decreased to 2.66 percent in 2005 from 3.38 percent in 2004 while average earning assets increased 34 percent and net interest income increased only 13 percent. Capital markets activities tend to compress the margin because of its strategy to reduce market risk by hedging its inventory in the cash markets, which reduces the term and accordingly the interest income earned on these transactions. The SLK acquisition increased this unfavorable impact on the corporate margin compared to last year as capital markets' balance sheet grew $3.7 billion. In addition, the mortgage warehouse negatively impacted the margin this quarter as the spread decreased 118 basis points to 2.66 percent, and the volume grew 6 percent from 2004.

ASSET QUALITY

Continuing last year's trend, FHN's key asset quality ratios improved in second quarter 2005. The net charge-off ratio was 23 basis points in second quarter 2005 compared to 30 basis points in second quarter 2004 as net charge-offs decreased to $10.3 million from $11.0 million. Net charge-offs were impacted in second quarter 2005 by improvement in the consumer loan portfolios. The nonperforming assets ratio was 36 basis points in second quarter 2005 compared to 51 basis points last year with nonperforming assets of $77.5 million on June 30, 2005, compared to $90.0 million on June 30, 2004. Provision for loan losses was $15.8 million in second quarter 2005 compared to $12.3 million in second quarter 2004. An analytical model based on historical loss experience adjusted for current events, trends and economic conditions is used by management to determine the amount of provision to be recognized and to assess the adequacy of the loan loss allowance. (See the table on A-6 for an analysis of the allowance for loan losses and details on nonperforming assets and the table on A-7 for asset quality ratios).

OUTLOOK

"The continued execution of our strategic initiatives, the implementation of earnings enhancements to overcome the loss of earnings related to today's flatter yield curve environment, and the realization of earnings in the current mortgage pipeline should enable earnings per share growth to resume this year," said Chief Financial Officer Marty Mosby. "As we have discussed over the years and as was highlighted in the second quarter, a further flattening in the yield curve could unfavorably impact our earnings. We will continue to monitor these trends and develop our business plans accordingly."

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements, competition, investor responses to these conditions, ability to execute business plans, geopolitical developments, and items already mentioned in this press release, as well as critical accounting estimates and other factors described in FHN's recent filings with the SEC. FHN disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

OTHER INFORMATION

FHN provides additional disclosure and discussion related to FHN's earnings and business segment performance through a financial supplement which is available on FHN's website at www.fhnc.com.

Management will also host a conference call at 8:00 a.m. Central Time Monday, July 18, 2005, to review earnings and performance trends. Callers wishing to participate in the call may dial toll-free starting at 7:45 a.m. Central Time July 18, 2005, at 1-800-289-0743 (international participants dial 1-913-981-5546). The conference will be webcast live through the investor relations section of FHN's Web site. To access the webcast, visit http://www.shareholder.com/fhnc/medialist.cfm. A replay of the call will be available from 11 a.m. Central Time July 18, 2005, until 11 p.m. Monday, August 1, 2005, by calling (888) 203-1112 or (719) 457-0820 for international participants. The passcode is 1632412. The event will be archived and made available by 1 p.m. Central Time July 18, 2005, on FHN's Web site at www.fhnc.com. For four weeks from the press release date, FHN will respond to individual requests for clarification of the provided disclosures. However, we will make every effort not to provide, and you should not expect to receive, material non-public information as that term is defined in the SEC Regulation FD. Without limiting the foregoing, after the conference call and except for the guidance provided herein, we will not provide any earnings guidance, directly or indirectly, express or implied.

GENERAL INFORMATION

About First Horizon

The 13,000 employees of First Horizon National Corp. (NYSE:FHN) provide financial services to individuals and business customers through hundreds of offices located in more than 40 states. The corporation's three major brands -- FTN Financial, First Horizon, and First Tennessee -- provide customers with a broad range of products and services including:

 -- Capital Markets, one of the nation's top underwriters of U.S.
    government agency securities
 -- Mortgage Banking, one of the nation's top 20 mortgage originators and top 15 servicers, which earned a top-10 ranking in customer satisfaction from J.D. Power and Associates
 -- Retail/Commercial Banking, with the largest market share in
    Tennessee and one of the highest customer retention rates of any bank in the country

FHN companies have been recognized as some of the nation's best employers by AARP, Working Mother and Fortune magazines. FHN also was named one of the nation's 100 best corporate citizens by Business Ethics magazine. More information can be found at www.fhnc.com.

                 FIRST HORIZON NATIONAL CORPORATION
                        STATEMENTS OF INCOME
                            Yearly Growth
                             (Unaudited)

                                    Year-to-date
                                      June 30
                                   --------------
                                                             Growth
 (Thousands)                      2005          2004         Rate (%)
 ---------------------------------------------------------------------
 Interest income               $ 823,261     $ 531,830       54.8   +
 Less interest
   expense                       354,206       122,215      189.8   +
 ---------------------------------------------------------------------
  Net interest
   income                        469,055       409,615       14.5   +
 Provision for
   loan losses                    28,895        26,521        9.0   +
 ---------------------------------------------------------------------
  Net interest
   income after
   provision for
   loan losses                   440,160       383,094       14.9   +
 Noninterest income:
   Mortgage banking              227,755       244,832        7.0  --
   Capital markets               189,951       220,123       13.7  --
   Deposit transactions
    and cash management           72,726        72,195         .7   +
   Merchant processing            43,699        36,108       21.0   +
   Insurance commissions          28,274        30,498        7.3  --
   Trust services
    and investment
    management                    22,442        23,695        5.3  --
   Gains on divestitures              -          3,800        NM
   Securities gains, net               9         4,099        NM
   Other                         101,929        87,074        17.1   +
 ---------------------------------------------------------------------
     Total noninterest
      income                     686,785       722,424        4.9  --
 ---------------------------------------------------------------------
     Adjusted gross
      income after
      provision for
      loan losses              1,126,945     1,105,518        1.9   +
 Noninterest expense:
   Employee compensation,
    incentives and benefits      491,050       476,652        3.0   +
   Occupancy                      51,064        42,662       19.7   +
   Equipment rentals,
    depreciation,
    and maintenance               37,491        35,349        6.1   +
   Operations services            38,805        31,343       23.8   +
   Communications and
    courier                       26,577        25,026        6.2   +
   Amortization of
    intangible assets              6,722         4,362       54.1   +
   Other                         162,177       140,662       15.3   +
 ---------------------------------------------------------------------
     Total noninterest
      expense                    813,886       756,056        7.6   +
 ---------------------------------------------------------------------
 Pre-tax income                  313,059       349,462       10.4  --
   Provision for
    income taxes                 101,145       111,807        9.5  --
 ---------------------------------------------------------------------
 Net income                    $ 211,914     $ 237,655       10.8  --
                               =======================
 ---------------------------------------------------------------------
 Diluted earnings per
  common share                   $ 1.65       $ 1.84         10.3  --
 Dividends declared              $  .86       $  .80

 SELECTED FINANCIAL RATIOS:
 --------------------------
 Return on average assets          1.21%       1.83%
 Return on average
   shareholders' equity            20.7        25.5
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                 FIRST HORIZON NATIONAL CORPORATION
                        STATEMENTS OF INCOME
                          Quarterly Growth
                             (Unaudited)

                                      Quarter Ended
                                         June 30
                                     ---------------
                                                             Growth
 (Thousands)                         2005        2004         Rate (%)
 ---------------------------------------------------------------------
 Interest income                $  438,385    $  277,815      57.8 +
 Less interest expense             196,777        64,209     206.5 +
 ---------------------------------------------------------------------
   Net interest income             241,608       213,606      13.1 +
 Provision for loan losses          15,786        12,292      28.4 +
 ---------------------------------------------------------------------
   Net interest income
    after provision for
    loan losses                    225,822       201,314      12.2 +
 Noninterest income:
   Mortgage banking                108,993       118,266       7.8 --
   Capital markets                  94,789       102,195       7.2 --
   Deposit transactions
    and cash management             39,471        38,234       3.2 +
   Merchant processing              23,239        19,365      20.0 +
   Insurance commissions            13,525        14,104       4.1 --
   Trust services and
    investment management           11,278        11,891       5.2 --
   Gains on divestitures               -           1,800       NM
   Securities gains, net                75         3,214       NM
   Other                            52,017        43,230      20.3 +
 ---------------------------------------------------------------------
    Total noninterest income       343,387       352,299       2.5 --
 ---------------------------------------------------------------------
    Adjusted gross income
      after provision
      for loan losses              569,209       553,613       2.8 +
 Noninterest expense:
   Employee compensation,
    incentives and benefits        248,064       238,402       4.1 +
   Occupancy                        26,548        21,699      22.3 +
   Equipment rentals,
    depreciation, and
    maintenance                     19,406        17,573      10.4 +
   Operations services              20,328        15,944      27.5 +
   Communications
    and courier                     13,684        13,223       3.5 +
   Amortization
    of intangible
    assets                           3,360         2,191      53.4 +
   Other                            87,641        75,048      16.8 +
 ---------------------------------------------------------------------
     Total noninterest
      expense                      419,031       384,080       9.1 +
 ---------------------------------------------------------------------
 Pre-Tax income                    150,178       169,533      11.4 --
   Provision for
    income taxes                    47,473        51,149       7.2 --
 ---------------------------------------------------------------------
 Net income                     $  102,705    $  118,384      13.2 --
                                ========================
 ---------------------------------------------------------------------
 Diluted earnings
   per common share                 $  .80        $  .92      13.0 --
 Dividends declared
   per common share                 $  .43        $  .40

 SELECTED FINANCIAL RATIOS:
 -------------------------
 Return on average assets             1.14%         1.75%
 Return on average
   shareholders' equity               19.6          25.5
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                     FIRST HORIZON NATIONAL CORPORATION
                      AVERAGE STATEMENTS OF CONDITION
                               Yearly Growth
                                (Unaudited)

                                      Year-to-date
                                         June 30
                                      ------------
                                                               Growth
 (Thousands)                        2005           2004       Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial,
    financial and industrial    $ 5,688,417   $ 4,614,054      23.3 +
   Real estate commercial         1,045,671       973,859       7.4 +
   Real estate construction       1,426,739       751,113      89.9 +
 ---------------------------------------------------------------------
   Total commercial loans         8,160,827     6,339,026      28.7 +
  Retail:
   Real estate residential        7,460,067     7,032,102       6.1 +
   Real estate construction       1,213,911       584,823     107.6 +
   Other retail                     160,880       196,374      18.1 --
   Credit card receivables          238,808       258,849       7.7 --
 ---------------------------------------------------------------------
   Total retail loans             9,073,666     8,072,148      12.4 +
 ---------------------------------------------------------------------
  Total loans, net of
   unearned income               17,234,493    14,411,174      19.6 +
 Investment securities            2,863,440     2,510,673      14.1 +
 Loans held for sale              5,687,570     3,990,276      42.5 +
 Other earning assets             4,713,909     1,617,853     191.4 +
 ---------------------------------------------------------------------
   Total earning assets          30,499,412    22,529,976      35.4 +
 Cash and due from banks            728,609       718,575       1.4 +
 Other assets                     3,964,853     2,836,594      39.8 +
 ---------------------------------------------------------------------
   Total assets                 $35,192,874   $26,085,145      34.9 +
                                =========================

 Certificates of deposit
   under $100,000 and
   other time                   $ 2,143,558   $ 1,852,607      15.7 +
 Other interest-bearing
   deposits                       4,590,992     4,100,884      12.0 +
 ---------------------------------------------------------------------
    Total interest-bearing
     core deposits                6,734,550     5,953,491      13.1 +
 Demand deposits                  1,810,430     1,800,507        .6 +
 Other noninterest-bearing
    deposits                      3,167,695     2,817,573      12.4 +
 ---------------------------------------------------------------------
   Total core deposits           11,712,675    10,571,571      10.8 +
 Certificates of
  deposit $100,000
  and more                       10,353,328     6,218,514      66.5 +
 ---------------------------------------------------------------------
    Total deposits               22,066,003    16,790,085      31.4 +
 Short-term borrowed funds        6,699,227     4,140,660      61.8 +
 Term borrowings                  2,600,614     2,131,862      22.0 +
 Other liabilities                1,595,881     1,150,794      38.7 +
 Preferred stock of
   subsidiary                       163,448           451       NM
 Shareholders' equity             2,067,701     1,871,293      10.5 +
 ---------------------------------------------------------------------
   Total liabilities and
    shareholders' equity        $35,192,874   $26,085,145      34.9 +
                                =========================
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                     FIRST HORIZON NATIONAL CORPORATION
                     AVERAGE STATEMENTS OF CONDITION
                             Quarterly Growth
                               (Unaudited)

                                     Quarter Ended
                                        June 30
                                    ---------------
                                                               Growth
 (Thousands)                      2005             2004       Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
  Commercial:
   Commercial, financial
    and industrial            $ 5,894,439     $ 4,736,562     24.4 +
   Real estate commercial       1,086,327         965,102     12.6 +
   Real estate construction     1,546,171         796,616     94.1 +
 ---------------------------------------------------------------------
   Total commercial loans       8,526,937       6,498,280     31.2 +
  Retail:
   Real estate residential      7,533,472       7,253,653      3.9 +
   Real estate construction     1,321,238         619,141    113.4 +
   Other retail                   161,073         188,705     14.6 --
   Credit card receivables        239,542         258,362      7.3 --
 ---------------------------------------------------------------------
   Total retail loans           9,255,325       8,319,861     11.2 +
 ---------------------------------------------------------------------
   Total loans, net of
    unearned income            17,782,262      14,818,141     20.0 +
 Investment securities          2,931,319       2,474,597     18.5 +
 Loans held for sale            6,055,933       4,689,674     29.1 +
 Other earning assets           4,849,702       1,658,019    192.5 +
 ---------------------------------------------------------------------
  Total earning assets         31,619,216      23,640,431     33.8 +
 Cash and due from banks          727,429         718,411      1.3 +
 Other assets                   3,935,557       2,917,438     34.9 +
 ---------------------------------------------------------------------
  Total assets                $36,282,202     $27,276,280     33.0 +
                              ===========================
 ---------------------------------------------------------------------
 Certificates of deposit
  under $100,000 and other
  time                        $ 2,184,264     $ 1,880,652     16.1 +
 Other interest-bearing
  deposits                      4,613,876       4,146,669     11.3 +
 ---------------------------------------------------------------------
   Total interest-bearing
    core deposits               6,798,140       6,027,321     12.8 +
 Demand deposits                1,835,618       1,809,131      1.5 +
 Other noninterest-bearing
  deposits                      3,331,828       3,090,992      7.8 +
 ---------------------------------------------------------------------
   Total core deposits         11,965,586      10,927,444      9.5 +
 Certificates of deposit
  $100,000 and more            10,557,321       6,580,741     60.4 +
 ---------------------------------------------------------------------
   Total deposits              22,522,907      17,508,185     28.6 +
 Short-term borrowed funds      7,239,754       4,222,929     71.4 +
 Term borrowings                2,585,246       2,441,962      5.9 +
 Other liabilities              1,539,171       1,231,820     25.0 +
 Preferred stock of
  subsidiary                      295,432             452      NM
 Shareholders' equity           2,099,692       1,870,932     12.2 +
 ---------------------------------------------------------------------
   Total liabilities and
    shareholders' equity      $36,282,202     $27,276,280     33.0 +
                              ===========================
 ---------------------------------------------------------------------

                   FIRST HORIZON NATIONAL CORPORATION
                   PERIOD-END STATEMENTS OF CONDITION
                              (Unaudited)

                                         June 30
                                       -----------
                                                              Growth
 (Thousands)                      2005            2004        Rate (%)
 ---------------------------------------------------------------------
 Loans, net of unearned income:
 Commercial:
  Commercial, financial
   and industrial             $ 6,181,638     $ 4,868,903      27.0 +
  Real estate commercial        1,128,164         960,026      17.5 +
  Real estate construction      1,662,777         853,099      94.9 +
 ---------------------------------------------------------------------
   Total commercial loans       8,972,579       6,682,028      34.3 +
 Retail:
  Real estate residential       7,549,881       7,524,369        .3 +
  Real estate construction      1,499,452         672,802     122.9 +
  Other retail                    163,848         183,476      10.7 --
  Credit card receivables         242,841         238,792       1.7 +
 ---------------------------------------------------------------------
  Total retail loans            9,456,022       8,619,439       9.7 +
 ---------------------------------------------------------------------
 Total loans, net of
   unearned income             18,428,601      15,301,467      20.4 +
 Investment securities          2,998,495       2,410,814      24.4 +
 Loans held for sale            5,795,436       3,446,442      68.2 +
 Other earning assets           3,980,666       1,708,026     133.1 +
 ---------------------------------------------------------------------
   Total earning assets        31,203,198      22,866,749      36.5 +
 Cash and due from banks          989,903         834,549      18.6 +
 Other assets                   4,972,688       3,588,401      38.6 +
 ---------------------------------------------------------------------
   Total assets               $37,165,789     $27,289,699      36.2 +
                              ===========================
 ---------------------------------------------------------------------
 Certificates of deposit
  under $100,000 and other
  time                        $ 2,223,519     $ 1,962,522      13.3 +
 Other interest-bearing
  deposits                      4,522,124       4,086,146      10.7 +
 ---------------------------------------------------------------------
   Total interest-bearing
    core deposits               6,745,643       6,048,668      11.5 +
 Demand deposits                2,660,761       2,388,748      11.4 +
 Other noninterest-bearing
  deposits                      3,288,812       2,484,075      32.4 +
 ---------------------------------------------------------------------
   Total core deposits         12,695,216      10,921,491      16.2 +
 Certificates of deposit
  $100,000 and more             8,962,649       4,989,021      79.6 +
 ---------------------------------------------------------------------
    Total deposits             21,657,865      15,910,512      36.1 +
 Short-term borrowed funds      7,823,562       4,915,526      59.2 +
 Term borrowings                2,537,046       2,381,297       6.5 +
 Other liabilities              2,668,713       2,161,233      23.5 +
 Preferred stock of
  subsidiary                      295,275             454       NM
 Shareholders' equity           2,183,328       1,920,677      13.7 +
 ---------------------------------------------------------------------
   Total liabilities and
    shareholders' equity      $37,165,789     $27,289,699      36.2 +
                              ===========================
 ---------------------------------------------------------------------
 Certain previously reported amounts have been reclassified to agree with current presentation.

                     FIRST HORIZON NATIONAL CORPORATION
                          ASSET QUALITY HIGHLIGHTS
                              (Unaudited)

 (Thousands)        2Q05      1Q05       4Q04        3Q04     2Q04
 ---------------------------------------------------------------------
 ALLOWANCE FOR LOAN LOSSES:
 Beginning
  Reserve         $164,195   $158,159   $161,856   $160,757  $160,685
 Provision          15,786     13,109     11,783     10,044    12,292
 Transfers
  to held
  for sale               -          -     (4,705)      (351)   (1,239)
 Charge-offs       (13,642)   (11,022)   (13,742)   (12,497)  (14,305)
 Recoveries          3,358      3,949      2,967      3,903     3,324
 ---------------------------------------------------------------------
   Ending
    Balance       $169,697   $164,195   $158,159   $161,856  $160,757
 -----------------====================================================
 Reserve for
  off-balance
  sheet
  commitments     $  8,515   $  8,212   $  7,904   $  8,259  $  7,883
 Total of
  allowance for loan
  losses and reserve
  for off-balance
  sheet
  commitments     $178,212   $172,407   $166,063   $170,115  $168,640
 ---------------------------------------------------------------------
 NONPERFORMING ASSETS:
 Retail/Commercial Banking:
 Nonperforming
  loans           $ 39,792   $ 40,160   $ 41,102   $ 45,633  $ 45,671
 Foreclosed
  real estate       18,647     17,958     19,247     22,582    23,987
 ---------------------------------------------------------------------
 Total Retail/
  Commercial
  Banking           58,439     58,118     60,349     68,215    69,658
 ---------------------------------------------------------------------
 Mortgage Banking:
 Nonperforming
  loans - held
  for sale          10,550      9,264      8,458      7,279    11,118
 Foreclosed
  real estate        8,490      7,737      8,531      9,890     9,263
 ---------------------------------------------------------------------
 Total Mortgage
  Banking           19,040     17,001     16,989     17,169    20,381
 ---------------------------------------------------------------------
 Total
  nonperforming
  assets          $ 77,479   $ 75,119   $ 77,338   $ 85,384  $ 90,039
                  ====================================================
 Loans past
  due 90
  days
  or more         $189,090   $206,424   $213,596   $212,216  $202,167
 Guaranteed
  portion of
  loans past
  due 90
  days or more     165,216    181,666    185,353    188,213   182,410

 Period-end
  loans, net
  of unearned
  (millions)      $ 18,429   $ 17,184   $ 16,428   $ 16,403  $ 15,301
 Insured loans         831        801        666        560       620
 ---------------------------------------------------------------------
 Loans
  excluding
  insured loans   $ 17,598   $ 16,383   $ 15,762   $ 15,843  $ 14,681
                   ===================================================
 Off-balance sheet
  commitments
  (millions)(a)   $  6,871   $  6,465   $  6,226   $  5,848  $  5,607
 ---------------------------------------------------------------------

 (a) Amount of off-balance sheet commitments for which a reserve has been provided.
 Certain previously reported amounts have been reclassified to agree with current presentation.

                       FIRST HORIZON NATIONAL CORPORATION
                          ASSET QUALITY HIGHLIGHTS
                                (Unaudited)

 ---------------------------------------------------------------------
 (Thousands)             2Q05      1Q05      4Q04      3Q04      2Q04
 ---------------------------------------------------------------------
 FHN CONSOLIDATED:
 Nonperforming
  loans ratio (a)        .22%      .23%      .25%      .28%      .30%
 Nonperforming
  assets ratio (b)       .36       .38       .42       .48       .51
 Allowance to
  total loans            .92       .96       .96       .99      1.05
 Allowance to
  loans excluding
  insured loans          .96      1.00      1.00      1.02      1.10
 Allowance to
  nonperforming
  loans (c)           426.46    408.85    384.80    354.69    351.99
 Allowance to
  nonperforming
  assets (d)          253.55    249.33    229.62    207.23    203.69
 Net charge-off
  ratio (e)              .23       .17       .26       .22       .30

 RETAIL/COMMERCIAL
  BANKING:
 Nonperforming
  assets ratio (b)       .32%      .34%      .37%      .42%      .45%
 Allowance to
  nonperforming
  assets              290.38    282.52    262.07    237.27    230.78

 MORTGAGE BANKING:
 Nonperforming
  assets ratio (f)       .02%      .02%      .02%      .02%      .03%
 ---------------------------------------------------------------------
 (a)  Ratio is nonperforming loans in the loan portfolio to total loans
 (b)  Ratio is nonperforming assets related to the loan portfolio to total loans plus foreclosed real estate and other assets
 (c)  Ratio is allowance to nonperforming loans in the loan portfolio
 (d)  Ratio is allowance to nonperforming assets related to the loan portfolio
 (e)  Ratio is annualized net charge-offs to average total loans
 (f)  Ratio is nonperforming assets to unpaid principal balance of servicing portfolio
  Certain previously reported amounts have been reclassified to agree with current presentation.

                  FIRST HORIZON NATIONAL CORPORATION
                      BUSINESS SEGMENT HIGHLIGHTS
                              (Unaudited)

 (Thousands)           2Q05      1Q05      4Q04      3Q04      2Q04
 ---------------------------------------------------------------------
 RETAIL/COMMERCIAL
 BANKING
 Total revenues       $334,574  $319,287  $324,551  $294,960  $288,841
 Provision for
  loan losses           15,667    13,069    11,798    10,044    12,310
 Noninterest
  expenses             203,218   188,798   191,551   180,250   177,235
                      ------------------------------------------------
  Pre-tax income      $115,689  $117,420  $121,202  $104,666  $ 99,296
 Provision for
  income taxes          37,074    37,801    36,559    33,665    25,990
                      ------------------------------------------------
  Net income          $ 78,615  $ 79,619  $ 84,643  $ 71,001  $ 73,306

 MORTGAGE BANKING
 Total revenues       $155,341  $155,532  $140,708  $146,984  $167,409
 Provision for
  loan losses              119        40       (15)       --       (18)
 Noninterest
  expenses             117,150   112,702   110,736   109,255   118,711
                      ------------------------------------------------
  Pre-tax income      $ 38,072  $ 42,790  $ 29,987  $ 37,729  $ 48,716
 Provision for
  income taxes          13,608    15,346    10,748    13,716    17,766
                      ------------------------------------------------
  Net income          $ 24,464  $ 27,444  $ 19,239  $ 24,013  $ 30,950

 CAPITAL MARKETS
 Total revenues       $ 89,585  $ 90,607  $ 79,959  $ 81,562  $103,004
 Noninterest
  expenses              82,679    81,537    69,527    64,640    77,945
                      ------------------------------------------------
  Pre-tax income      $  6,906  $  9,070  $ 10,432  $ 16,922  $ 25,059
 Provision for
  income taxes           1,727     3,928     3,373     6,293     9,455
                      ------------------------------------------------
  Net income          $  5,179  $  5,142  $  7,059  $ 10,629  $ 15,604

 CORPORATE
 Total revenues/
  (expenses)          $  5,495  $  5,419  $ (3,624) $ 22,358  $  6,651
 Noninterest
  expenses              15,984    11,818    10,874    11,451    10,189
                      ------------------------------------------------
  Pre-tax (loss)/
   income             $(10,489) $ (6,399) $(14,498) $ 10,907  $ (3,538)
 Provision for
  (income tax
  benefit)/income
  taxes                 (4,936)   (3,403)   (6,709)    2,949    (2,062)
                      ------------------------------------------------
  Net (loss)/income   $ (5,553) $ (2,996) $ (7,789) $  7,958  $ (1,476)

 TOTAL CONSOLIDATED
 Total revenues       $584,995  $570,845  $541,594  $545,864  $565,905
 Provision for loan
  losses                15,786    13,109    11,783    10,044    12,292
 Total noninterest
  expenses             419,031   394,855   382,688   365,596   384,080
                      ------------------------------------------------
 Consolidated pre-tax
  income              $150,178  $162,881  $147,123  $170,224  $169,533
 Provision for income
  taxes                 47,473    53,672    43,971    56,623    51,149
                      ------------------------------------------------
 Net income           $102,705  $109,209  $103,152  $113,601  $118,384
                      ================================================

  Certain previously reported amounts have been reclassified to agree with current presentation.

CONTACT:  First Horizon National Corp.
          Media Information
          Kim Cherry
          (901) 523-4726

          Investor Relations
          Mark Yates
          (901) 523-4068